UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

TEMPUR SEALY INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Tempur Way Lexington, Kentucky	40511
(Address of principal executive offices)	(Zip Code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As described in Item 8.01 below, Tempur Sealy International, Inc. (the “Company”) issued a press release announcing that it priced its offering of $450 million aggregate principal amount of 5.625% senior notes due 2023. The issuance by the Company of such senior notes and subsequent reduction of term loan debt outstanding under its senior secured credit facilities would improve the Company’s capital structure by shifting to a more balanced fixed to floating debt rate structure, extending the maturity on a significant portion of the Company’s debt and reducing the total amount of secured debt. These transactions will result in slightly higher interest cost in the near-term, with an increase of approximately $3 million in 2015 based on the current interest rate environment.

Item 8.01.	Other Events.

On September 21, 2015, Tempur Sealy International, Inc. issued a press release announcing that it priced its offering of $450 million aggregate principal amount of 5.625% senior notes due 2023 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated September 21, 2015, titled “Tempur Sealy Announces Pricing of Upsized $450 Million Senior Notes Offering”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tempur Sealy International, Inc.

By:	/s/ BARRY A. HYTINEN
	Name:	Barry A. Hytinen
	Title:	Executive Vice President & Chief Financial Officer

Date: September 21, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 21, 2015, titled “Tempur Sealy Announces Pricing of Upsized $450 Million Senior Notes Offering”